UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  November 13, 2002

(Date of earliest event reported)

HUFFY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-5325 (Commission File No.)	31-0326270 (IRS Employer Identification Number)

225 Byers Road, Miamisburg, Ohio	45342-3657
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 865-5431

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

Huffy Corporation issued a press release announcing earnings from continuing operations for the third quarter of 2002 of $1.7 million or $0.14 per common share and net earnings for the third quarter of 2002 of $0.9 million or $0.08 per common share.

Item 7.  Financial Statements and Exhibits

Exhibit 99.1 News Release dated November 13, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant:

HUFFY CORPORATION

Date: November 14, 2002	/s/Robert W. Lafferty
By: Robert W. Lafferty Vice President - Finance Chief Financial Officer and Treasurer

EXHIBIT 99.1

HUFFY

CORPORATION

NEWS RELEASE

Contact:

Robert W. Lafferty

V.P. – Finance, CFO and Treasurer

(937) 865-5407

HUFFY CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

THIRD QUARTER HIGHLIGHTS

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THIRD QUARTER EARNINGS AT TOP OF FORECAST RANGE

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GEN-X ACQUISITION FINALIZED ON SEPTEMBER 19, 2002

MIAMISBURG, OHIO, NOVEMBER 13, 2002 – HUFFY CORPORATION (NYSE-HUF) today announced earnings from continuing operations for the third quarter of 2002 of $1.7 million or  $0.14 per common share and net earnings for the third quarter of 2002 of  $0.9 million or $0.08 per common share, compared to a net loss of  $2.8 million or a loss of $0.27 per common share for the third quarter of 2001. For the nine month period ended September 30, 2002 earnings from continuing operations were $3.6 million or $0.32 per common share and net earnings were $2.8 million or  $0.26 per common share versus a net loss of $1.0 million or $0.10 per common share for the same period in 2001.   After tax expenses of $0.7 million related to product liability and contractually indemnified obligations of discontinued operations recorded during the third quarter of 2002 resulted in a charge to earnings of $0.06 per common share for the third quarter of 2002 and the nine month period ended September 30, 2002.

Net sales for the third quarter of 2002 increased by 6.5% to $83.0 million when compared to sales of $77.9 million for the third quarter of 2001.  For the first nine months of 2002, sales were $246.8 million compared to sales of $246.1 million for the same period of 2001, essentially unchanged.  Gross margins for the third quarter increased 9.4 percentage

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points to 19.2%, when compared to the 9.8% gross margin reported for the third quarter of 2001.  On a year to date basis, gross margins increased 5.4 percentage points to 18.2%, when compared to gross margins of 12.8% reported for the first nine months of 2001.

Don Graber, President and CEO commented, “Our third quarter results, which came in at the high end of our expectations, demonstrate the ongoing strength of our brands and dedication of our people.  Although the Gen-X Sports acquisition was not final until the second half of September, the impact on third quarter earnings was moderately accretive.”

Mr. Graber continued, “Overall, we are pleased that the sporting goods business continues to perform well in a challenging retail environment.  Basketball backboards, the newly launched inflatable ball line, golf, action sports, and inline skates recorded solid growth during the third quarter.  Revenues for our assembly and merchandising business increased 17.5% when compared to the same period last year, primarily driven by the acquisition of McCalla companies and new services.  However, operating margins and earnings in the core service business continue to be negatively impacted by the reorganization of one of their largest customers and increased costs associated with the start-up of new services.  We were particularly pleased as wheeled product sales came in above plan with substantially improved operating margins when compared to last year. “

The Company disclosed in an updated Form 8-K filed on November 8, 2002, that it believes its obligations as an indemnitor to Washington Inventory Service and its purchaser for certain claims would likely have a material impact on the Company’s reported results. This update followed the Company’s first disclosure of its potential liability as an indemnitor to Washington Inventory Service and as a defendant in a related claim, in a Form 8-K filed on October 29, 2002.  Washington Inventory Service, a former wholly owned subsidiary and a discontinued operation since November 2000, is currently involved in labor-related class action litigation filed in California.  As of this time, negotiations between attorneys for the plaintiffs and for the defense have led to a preliminary agreement on settlement in the class action litigation and the related claim.  This preliminary agreement is subject to approval at a formal mediation session scheduled to take place on November 18, 2002.  The results of this mediation will be

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subject to a reasonableness hearing and formal approval by the court.  Although not yet in a position to estimate its liability as an indemnitor in these matters, the Company will disclose material information on this matter as it becomes available.

Mr. Graber further commented, “As we look to the remainder of the year, we continue to see risk associated with the weak economic environment and the residual impact of the West Coast dock strike as the availability for ocean-going containers remains tight.  Although we were able to satisfy our customers’ delivery requirements in October, and have not experienced significant disruption in the first weeks of November, any delays in shipping could impact the fourth quarter.  We currently anticipate that earnings from continuing operations will be in the range of $0.14 to $0.16 per common share for the fourth quarter of the year.”

Mr. Graber concluded, “We are pleased to have the acquisition and audit of Gen-X behind us, allowing management to continue our focus on integration.  We are very excited about this business and believe it will be an integral part of our long-term growth strategy. Not only does Gen-X provide us with an additional source of revenue and profits, it also helps to further diversify our operating model in terms of product, distribution and target demographics. We look forward to capitalizing on the many opportunities that lie ahead.”

Company Conference Call

The Company will provide a web simulcast and rebroadcast of its third quarter earnings release conference call.  The live broadcast of the Company's quarterly conference call is scheduled for November 14, 2002, beginning at 9:00 a.m. EST and will be accessible online at www.viavid.com and www.huffy.com.  The online replay will be available shortly after the conference call and will continue to be available through November 21, 2002.

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Huffy Corporation (NYSE-HUF) is a diversified sporting goods company, marketing basketball equipment, sports balls and other outdoor games under the Huffy Sports®,

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HydraRib®, and SureShot® brands; bicycles and wheeled products under the Huffy®, Royce Union®, Micro®, and Airborne® brands; golf equipment under the Tommy Armour®, Ram®, Teardrop® and Zebra® brands; snowboards and accessories under the LTD®, Lamar® and Sims® brands; Hespeler® hockey equipment; Volant® ski equipment; and a variety of action sports items including skateboards, inline skates, and helmets under the UltraWheels®, Rage®, and Dukes® brands, and markets a variety of products as a licensee under Disney®, Oxygen®, Airwalk®, NBA® and NCAA® trademarks; and is a leading provider of assembly and merchandising services to retailers.

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The discussion in this press release contains forward-looking statements and is qualified by the cautionary statements contained in the Company’s report on Form 10K, dated February 21, 2002.

HUFFY CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,	September 29,	September 30,	September 29,
	2002	2001	2002	2001
Net sales	$83,028	$77,945	$246,826	$246,052
Gross profit	15,955	7,677	44,987	31,389
% to net sales	19.2%	9.8%	18.2%	12.8%
Selling, general and administrative expenses	12,826	11,150	37,201	32,282

Operating income	3,129	(3,473)	7,786	(893)

Other expense
Interest expense, net	287	267	908	759
Other	419	870	1,385	116
	706	1,137	2,293	875

Earnings (loss) before income taxes	2,423	(4,610)	5,493	(1,768)

Income tax expense (benefit)	754	(1,809)	1,925	(729)

Net earnings(loss) from continuing operations	1,669	(2,801)	3,568	(1,039)

Discontinued operations:
Loss from discontinued operations,
net of income tax benefit of $443.	(723)	-	(723)	-

Net earnings (loss)	$946 =========	($2,801) =========	$2,845 =========	($1,039) =========

Earnings per common share:
Weighted average number of
common shares	12,128,033 =========	10,323,058 =========	11,153,166 =========	10,269,891 =========
DILUTED:
Earnings (loss) from operations	$0.14	($0.27)	$0.32	($0.10)
Earnings (loss) from discontinued operations	($0.06)	$0.00	($0.06)	$0.00
Net earnings (loss) per common share	$0.08 =========	($0.27 =========	$0.26 =========	($0.10) =========

BALANCE SHEET HIGHLIGHTS (Dollars in thousands, except per share data)

	September 30,	December 31,	September 29,
	2002	2001	2001
Cash and cash equivalents	$514	$26,541	$14,315
Receivables, net	91,203	48,934	52,461
Inventories	48,202	12,483	34,685
Prepaid expenses and other expenses	20,216	17,803	26,238
Total current assets	160,135	105,761	127,699
Property, plant and equipment, net	11,195	9,267	11,429
Intangibles and others	99,057	30,457	12,870
Total assets	$270,387 =======	$145,485 =======	$151,998 ========
Notes payable and current portion
of long-term debt	$47,535	$0	$0
Accounts payable and accruals	93,594	54,289	60,088
Income taxes and other	7,356	7,096	2,551
Total current liabilities	148,485	61,385	62,639
Long-term debt	4,773	0	0
Other liabilities	36,663	18,498	16,256
Shareholders' equity	80,466	65,602	73,103
Total liabilities and shareholders' equity	$270,387 =======	$145,485 =======	$151,998 ========
Equity per common share outstanding	$7.38	$6.32	$7.04
Working capital ratio	1.1	1.7	2.0